Exhibit 99.1

CONTACT:	Thomas J. Crawford	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES, INC. CHANGES ORGANIZATIONAL STRUCTURE
NEW ORLEANS, LA March 3, 2009 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today that the Company is eliminating the positions of Eastern and Western division presidents from its organizational structure in order to maximize the benefits of its Best in Class initiative, improve efficiencies and provide more focus on the development of new revenue opportunities.
According to President and Chief Executive Officer Thomas J. Crawford, the decision to change the Company’s organizational structure is based on the investments made to improve processes and the belief that a leaner, more focused organization produces stronger results. “Reducing management levels streamlines our business and enables us to tighten and improve lines of communication. In fact, this change is a progression from four years ago when the Company’s four divisions were streamlined to two for similar reasons. Additionally, this change allows us to focus more time and attention on new invention activities with the intent of generating new revenue streams into the Company’s existing base,” stated Crawford.
The Company’s nine operating regions will report to Senior Vice President of Operations Jerry Myers. The sales organization will report to former Western Division President G. Kenneth Stephens, Jr. in his new role as senior vice president of sales. Larry Merington continues in his role as senior vice president of marketing with additional focus on new revenue opportunities.
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Stephens joined the Company in 1993 and has more than 23 years of industry experience. Eastern Division President Brent F. Heffron is retiring from the Company on April 30, 2009, following 36 years in the death care industry including nearly 17 with Stewart.
“I want to express the Company’s appreciation to both Ken and Brent for their leadership as division presidents,” states Crawford, who also says he is confident in Stephens’ ability to lead the Company’s sales organization. “Ken is excited to focus his efforts on improving the quality and performance of our sales team, and I know his knowledge and experience will serve him well in this endeavor.”
Crawford also recognized Heffron’s years of service. “Brent has a proven record of accomplishment in the industry and with Stewart. We value these contributions and wish him the best in his retirement.”
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 220 funeral homes and 140 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
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